[FOR IMMEDIATE RELEASE]

Contacts:

FOR INVESTORS	FOR MEDIA

Don Duffy and Brian Prenoveau, CFA	Matt Zachowski
Integrated Corporate Relations	Intermarket Communications
(203) 682-8200 x8261	(212) 888-6115 x228

NYFIX REPORTS THIRD QUARTER 2007 RESULTS

OVERALL REVENUES UP 29% OVER THIRD QUARTER 2006

New York, NY November 8, 2007: NYFIX, Inc. (Pink Sheets: NYFX) (“NYFIX” or the “Company”), a trusted provider of innovative solutions that optimize trading efficiency, today reported results for third quarter 2007.

Three Month Results

Financial highlights for third quarter 2007 include:

•	Revenues of $32.6 million, a 29% increase over revenues of $25.2 million for third quarter 2006.
•	An 18% increase in net revenues for the FIX Division to $14.9 million, as compared to $12.6 million for third quarter 2006.
•	A 96% increase in net revenues for the Transaction Services Division to $15.7 million, as compared to $8.0 million for third quarter 2006.
•	A 57% decrease in net revenues for the OMS Division to $2.0 million, as compared to $4.6 million for third quarter 2006.
•	Gross profit of $14.8 million, a 15% increase over the gross profit of $12.9 million for third quarter 2006.
•
A loss from continuing operations of $(7.4) million, or $(0.20) per share, compared to a loss from continuing operations for third quarter 2006 of $(3.8) million, or $(0.11) per share. These loss amounts exclude the impact of accumulated preferred dividends applicable to common stockholders which were $(1.3) million, or $(0.04) per share, and none for third quarter 2007 and third quarter 2006, respectively. Other significant items which affected the loss amounts disclosed above included the following:

	Three Months Ended September 30,
	2007		2006
(in millions, except p/share amounts)	Amount	p/share	Amount	p/share
SEC investigation and related restatement and other expenses	$ (0.6)	$ (0.02)	$ (1.9)	$ (0.05)
Transitional rebuilding and remediation costs	(2.0)	(0.05)	-	-
Transitional employment costs	(0.6)	(0.02)	(0.7)	(0.02)
Euro Millennium pre-operating start-up costs	(1.3)	(0.04)	-	-

NYFIX has been incurring significant transitional rebuilding and remediation costs to remediate deficiencies involving critical operational systems and processes, including technology infrastructure and management information systems, and to resolve certain historical administrative issues. In addition, NYFIX has been incurring significant transitional employment costs to build critical teams, retain key employees and remediate certain skill gaps.

Since the second quarter of 2007 NYFIX has been incurring pre-operating start-up costs for a new initiative, Euro Millennium™, a multilateral trading facility for non-displayed liquidity in pan-European listed cash equities. This initiative leverages the experience gained with NYFIX Millennium in the U.S. with the Company’s goal of global expansion during a time of rapid regulatory change. NYFIX expects to launch Euro Millennium™ in the first quarter of 2008.

NYFIX expects its reported results for the remainder of 2007 and part of 2008 to continue to reflect transitional rebuilding and remediation costs, transitional employment costs and Euro Millennium™ pre-operating start-up costs as well as ongoing costs related to the options investigations and litigations and other related expenses.

“We continued to invest heavily in our human capital, infrastructure, and electronic trading solutions in the third quarter.  We are confident that these investments have well positioned us to take advantage of the ever increasing demand for global electronic trading,” said Howard Edelstein, CEO.

Nine Month Results

Financial highlights for September 2007 year-to-date include:

•	Revenues of $91.1 million, a 27% increase over revenues of $71.9 million for September 2006 year-to-date.
•	A 23% increase in net revenues for the FIX Division to $43.0 million, as compared to $35.1 million for September 2006 year-to-date.
•	A 78% increase in net revenues for the Transaction Services Division to $39.8 million, as compared to $22.3 million for September 2006 year-to-date.
•	A 43% decrease in net revenues for the OMS Division to $8.3 million, as compared to $14.5 million for September 2006 year-to-date.
•	Gross profit of $42.0 million, a 21% increase over the gross profit of $34.6 million for September 2006 year-to-date.
•
A loss from continuing operations of $(21.1) million, or $(0.58) per share, compared to a loss from continuing operations for September 2006 year-to-date of ($12.6) million, or $(0.38) per share. These net loss amounts exclude the impact of accumulated preferred dividends applicable to common stockholders which were $(4.7) million, or $(0.13) per share, and none for September 2007 year-to-date and September 2006 year-to-date, respectively. Other significant items which affected the loss amounts disclosed above included the following:

	Nine Months Ended September 30,
	2007		2006
(in millions, except p/share amounts)	Amount	p/share	Amount	p/share
SEC investigation and related restatement and other expenses	$(5.6)	$(0.15)	$(9.7)	$(0.29)
Transitional rebuilding and remediation costs	(5.4)	(0.15)	-	-
Transitional employment costs	(2.5)	(0.07)	(1.1)	(0.03)
NYSE linkage fees not passed to clients	(1.9)	(0.05)	-	-
Euro Millennium pre-operating start-up costs	(2.0)	(0.06)	-	-

Upon the March 5, 2007 effective date of Regulation NMS for exchanges, NYFIX began to incur significant linkage fees from the NYSE to route orders to other market centers with improved prices. Due to difficulties in capturing the trade information for NYSE outbound routed orders on a real time basis from March 5, 2007 through May 31, 2007, NYFIX was not able to timely notify its direct access clients of these pass-through charges. NYFIX has not recorded any offsetting revenue from these clients related to these charges during this period. The collectibility contingency for pass-through NYSE linkage fees was resolved on a going forward basis effective June 1, 2007.

NYFIX Millennium®Matched Volumes

The average daily matched volume in NYFIX Millennium®, the Company’s alternative trading system for non-displayed liquidity in U.S. equities, was 49.1 million shares during third quarter 2007, a 77% increase over the average of 27.7 million shares during third quarter 2006. This volume for third quarter 2007 was down 10% from the 54.4 million shares averaged during second quarter 2007.

Status of Pending Exercises

From July 2005 to August 2007 NYFIX generally did not honor requests to exercise stock options due to the lack of an effective registration statement caused by the previous SEC filing delinquency. As previously announced, NYFIX offered to cash settle pending exercises from terminated employees of options based on the value of the Company’s stock on the initial request date. For the approximate 0.9 million shares NYFIX extended this offer for, approximately 0.7 million shares were cash settled for an aggregate payment of $1.2 million. For the remaining 0.2 million shares, approximately 0.1 million were exercised and 0.1 million expired unexercised. There is an additional 0.2 million of pending exercises held by former overseas employees who have other option related issues that the Company is seeking to resolve concurrently. If the Company were to cash settle these options held by overseas employees, the potential cash exposure would be $0.4 million.

Issuance of Stock-Based Awards

Now that NYFIX is current with its periodic filing requirements, it has resumed issuing stock-based incentive awards to assist in retention and to further promote alignment with stockholders. In October 2007, NYFIX issued equity incentive awards for 9.7 million shares of common stock, consisting of stock options for 8.4 million shares and restricted stock units for 1.3 million shares. Stock options issued had a weighted average exercise price of $4.59 per share, reflecting the closing price of the Company’s stock on the respective dates of grant.  Certain grants made to members of senior management and the Board are contingent on subsequent approval of the new equity incentive plan by the Company’s stockholders. As a result of this issuance, the Company’s future non-cash stock-based compensation expense will have a significant effect on its reported results, including an estimated amount between $5 million and $6 million during the fourth quarter of 2007.

Strategic Agreement to Exit Fusion OMS Line of Business

As previously announced, NYFIX has entered into a strategic agreement with Citi to offer NYFIX Fusion OMS customers a transition arrangement to Citi’s Lava ColorPalette® OMS. The decision to exit the Fusion OMS business enables the Company to devote more resources to clients of its FIXTrader® desktop trading solution and its Marketplace and Transactions businesses, which are more closely aligned with NYFIX’s strategy to facilitate the trading process by providing robust electronic trading tools and access to multiple liquidity sources. The Company expects the transition to be substantially complete by the end of the first quarter of 2008. Full-year 2007 subscription revenues for the Fusion OMS business are expected to be approximately $3 million. NYFIX does not expect the exiting of the Fusion OMS business to have a significant impact on its net operating results in 2008, as NYFIX expects to reduce certain related operating costs. In connection with exiting the Fusion OMS business, NYFIX expects to record fourth quarter charges between $7.6 million and $8.0 million, net of tax effects. This charge primarily reflects non-cash impairment charges for goodwill and intangibles, originally recorded as part of the Renaissance Trading Technologies acquisition in 2003, and for capitalized software development costs, and also includes certain employment related costs.

Redemption of NYFIX Millennium Membership Interests

On October 31, 2007, the Company acquired the remaining 20% interest in NYFIX Millennium® which it did not already own to create a structure which provides for additional investment and global expansion.  The membership interests of the former minority members of NYFIX Millennium have been converted into a right to receive an aggregate of $8.0 million. The Company has included 100% of the operating results of NYFIX Millennium since inception in its consolidated financial statements. Since the Company does not have any value recorded for this minority interest, the entire purchase amount will be recorded through acquired intangible assets and goodwill.

Investor Conference Call

As previously announced, the Company will host a conference call to discuss its results and business outlook later today at 5:00 PM Eastern. The conference call can be accessed live over the phone by dialing, (888) 256-1014 or for international callers by dialing (913) 312-1235.  A replay will be available two hours after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 8360844. The replay will be available until November 15, 2007. The call will be webcast live from the Company's website at www.nyfix.com under the investor relations section.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

This press release and any related discussions may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. This press release and any related discussions may include forward-looking statements about transitional rebuilding and remediation expenses, transitional employment costs and continued costs related to options investigations and litigations.  Actual future events, circumstances, performance and trends could materially differ from those set forth in these statements due to various factors, including but not limited to: general economic conditions; the impact of the Company recording a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation; regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; the possible sales of stock by employees exercising stock options; our ability to accommodate increased levels of trading activity and keep current with market data requirements; the risks related to the ability of the Company to market and develop its products and services; the Company’s success in obtaining, retaining and selling additional products and services to clients; the pricing of products and services; stock market activity; the ability of NYFIX Securities Corporation to clear trades due to maximum limits imposed by Depository Trust & Clearing Corporation and the need for intra-day funding commitments from third parties; the ability of the Company’s Transaction Services Division to maintain third-party assistance to access exchanges and other important trading venues; the ability of the Company to comply with the SEC’s net capital rule; the impact of the Company’s customers defaulting on their trading obligations; changes in technology; the availability of skilled technical associates; the ability of the Company to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services; and the impact of new acquisitions and divestitures; and other risks and uncertainties including those detailed in our SEC filings; as well as future decisions by us.  There can be no assurance that the forward-looking statements will prove to be accurate and the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, the forward-looking statements included in this press release represent the Company’s views as of November 8, 2007. The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to November 8, 2007. Unless otherwise noted, all trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

NYFIX, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue:
Subscription and maintenance	$16,556	$16,739	$50,301	$48,125
Product sales and services	618	799	1,993	2,140
Transaction	15,389	7,702	38,757	21,649
Total revenue	32,563	25,240	91,051	71,914

Cost of revenue:
Subscription and maintenance	8,796	8,232	25,711	24,181
Product sales and services	143	369	736	1,365
Transaction	8,869	3,763	22,629	11,752
Total cost of revenue	17,808	12,364	49,076	37,298

Gross profit	14,755	12,876	41,975	34,616

Operating expense:
Selling, general and administrative	21,995	12,528	59,224	34,575
Restatement, SEC investigation and related expenses	612	1,928	5,597	9,670
Depreciation and amortization	379	280	1,039	918
Restructuring charge	-	2,056	-	2,056

Loss from operations	(8,231)	(3,916)	(23,885)	(12,603)

Interest expense	(137)	(219)	(399)	(635)
Investment income	975	402	3,299	715
Other income (expense), net	8	(3)	(4)	15
Loss from continuing operations before income tax provision	(7,385)	(3,736)	(20,989)	(12,508)
Income tax provision	47	47	141	141
Loss from continuing operations	(7,432)	(3,783)	(21,130)	(12,649)
Income from discontinued operations, including gain on sale of $4,035	-	4,038	-	3,646
Net (loss) income	(7,432)	255	(21,130)	(9,003)
Accumulated preferred dividends	(1,260)	-	(4,686)	-
(Loss) income applicable to common stockholders	$(8,692)	$255	$(25,816)	$(9,003)

Basic and diluted loss from continuing operations per commonshare (net of accumulated preferred dividends)	$(0.24)	$(0.11)	$(0.71)	$(0.38)
Basic and diluted income from discontinued operationsper common share	-	0.12	-	0.11

Basic and diluted (loss) income per common share	$(0.24)	$0.01	$(0.71)	$(0.27)

Basic and diluted weighted average common shares outstanding	36,860	35,380	36,146	33,534

NYFIX, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$76,770	$105,888
Accounts receivable, net	19,115	13,744
Clearing broker assets	437,295	422,880
Prepaid expenses and other current assets	6,034	4,435
Total current assets	539,214	546,947
Property and equipment, net	18,939	14,808
Capitalized software costs, net	6,507	5,900
Goodwill	58,162	58,193
Acquired intangible assets, net	915	1,966
Other assets, net	1,574	1,514
Total assets	$625,311	$629,328

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$28,091	$25,133
Clearing broker liabilities	436,219	422,429
Current portion of capital lease obligations	849	1,223
Current portion of long-term debt	-	188
Current portion of other long-term liabilities	1,622	1,235
Deferred revenue	4,216	4,212
Total current liabilities	470,997	454,420
Long-term portion of capital lease obligations	-	461
Long-term debt	7,434	7,412
Other long-term liabilities	3,146	3,662
Total liabilities	481,577	465,955
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series A, none issued	-	-
Series B Voting Convertible, 1,500,000 shares issued and outstanding; liquidation preference of $76,313 at September 30, 2007	62,092	62,092
Series C Non-Voting Convertible, none issued	-	-
Common stock, $0.001 par value; 100,000,000 and 60,000,000 shares authorized; 37,519,988 and 36,654,986 shares issued, respectively	258,003	256,835
Accumulated deficit	(163,276)	(139,309)
Treasury stock, 906,826 and 1,133,778 shares, respectively, at cost	(13,194)	(16,224)
Accumulated other comprehensive income (loss)	109	(21)
Total stockholders' equity	143,734	163,373
Total liabilities and stockholders' equity	$625,311	$629,328